Stockholders and
Board of Directors
IMCO Recycling Inc.



We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-26641) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc. and the related Prospectus, in the Registration Statement (Form S-8 No. 33-34745) pertaining to the IMCO Recycling Inc. Amended and Restated Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-76780) pertaining to the IMCO Recycling Inc. 1992 Stock Option Plan, in the Registration Statement (Form S-8 No. 333-00075) pertaining to the IMCO Recycling Inc. Amended and Restated 1992 Stock Option Plan, and in the Registration Statement (Form S-8 No. 333-07091) pertaining to the IMCO Recycling Inc. Annual Incentive Plan of our report dated October 31, 1996 relating to the unaudited condensed consolidated interim financial statements of IMCO Recycling Inc. which are included in its Form 10-Q for the quarter ended September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




November 12, 1996
Dallas, Texas